Exhibit 99.2

VWR Corporation and subsidiaries

Condensed consolidated balance sheets (unaudited)

(in millions, except per share data)	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$120.3	$168.7
Trade accounts receivable, net of reserves of $11.8 and $10.5	691.1	607.2
Inventories	522.2	483.1
Other current assets	90.1	93.1

Total current assets	1,423.7	1,352.1
Property and equipment, net of accumulated depreciation of $295.1 and $248.9	333.0	253.8
Goodwill	2,044.8	1,844.0
Other intangible assets, net	1,488.0	1,407.8
Other assets	119.6	104.8

Total assets	$5,409.1	$4,962.5

Liabilities, redeemable equity and stockholders’ equity
Current liabilities:
Current portion of debt	$320.2	$250.1
Accounts payable	513.0	476.3
Employee-related liabilities	112.7	79.3
Current amount due to Varietal — ITRA	26.0	27.7
Other current liabilities	163.6	152.7

Total current liabilities	1,135.5	986.1
Debt, net of current portion	1,859.8	1,766.9
Amount due to Varietal — ITRA, net of current portion	31.3	57.3
Deferred income tax liabilities	429.0	477.2
Other liabilities	205.3	159.4

Total liabilities	3,660.9	3,446.9
Commitments and contingencies (Note 8)
Redeemable equity, at redemption value	36.2	21.2
Stockholders’ equity:
Preferred stock, $0.01 par value; 50.0 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 750.0 shares authorized, 131.9 and 131.6 shares issued and outstanding	1.3	1.3
Additional paid-in capital	1,765.7	1,766.0
Retained earnings	279.1	154.5
Accumulated other comprehensive loss	(334.1)	(427.4)

Total stockholders’ equity	1,712.0	1,494.4

Total liabilities, redeemable equity and stockholders’ equity	$5,409.1	$4,962.5

See accompanying notes to the condensed consolidated financial statements.

VWR Corporation and subsidiaries

Condensed consolidated income statements (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions, except per share data)	2017	2016	2017	2016
Net sales	$1,195.2	$1,136.1	$3,509.6	$3,383.9
Cost of goods sold	860.6	822.6	2,524.8	2,436.4

Gross profit	334.6	313.5	984.8	947.5
Selling, general and administrative expenses	251.5	230.3	739.5	700.0

Operating income	83.1	83.2	245.3	247.5
Interest expense	(21.8)	(20.6)	(61.1)	(60.5)
Other income (expense), net	8.3	(0.4)	4.8	(0.9)

Income before income taxes	69.6	62.2	189.0	186.1
Income tax provision	(20.5)	(21.6)	(64.4)	(64.9)

Net income	$49.1	$40.6	$124.6	$121.2

Earnings per share:
Basic	$0.37	$0.31	$0.95	$0.92
Diluted	0.37	0.31	0.94	0.92
Weighted average shares outstanding:
Basic	131.8	131.5	131.7	131.4
Diluted	133.1	131.9	132.6	131.7

See accompanying notes to the condensed consolidated financial statements.

VWR Corporation and subsidiaries

Condensed consolidated statements of comprehensive income or loss (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Net income	$49.1	$40.6	$124.6	$121.2
Other comprehensive income:
Foreign currency translation:
Net unrealized gain arising during the period	36.3	4.7	99.8	27.3
Derivative instruments:
Net unrealized (loss) gain arising during the period	(0.8)	2.9	(3.3)	(0.2)
Reclassification of net gain into earnings	(5.6)	(0.5)	(5.9)	(1.3)
Defined benefit plans:
Reclassification of net loss into earnings	0.7	0.3	2.7	1.5

Other comprehensive income	30.6	7.4	93.3	27.3

Comprehensive income	$79.7	$48.0	$217.9	$148.5

See accompanying notes to the condensed consolidated financial statements.

VWR Corporation and subsidiaries

Condensed consolidated statements of redeemable equity and stockholders’ equity (unaudited)

	Redeemable equity, at redemption value	Stockholders’ equity
		Common stock		Additional paid-in capital	Retained earnings	AOCI	Total
(in millions)		Shares	Par value
Balance at December 31, 2016	$21.2	131.6	$1.3	$1,766.0	$154.5	$(427.4)	$1,494.4
Issuance of common stock	—	0.3	—	5.0	—	—	5.0
Stock-based compensation expense	—	—	—	9.7	—	—	9.7
Reclassifications to state redeemable equity at redemption value	15.0	—	—	(15.0)	—	—	(15.0)
Net income	—	—	—	—	124.6	—	124.6
Other comprehensive income	—	—	—	—	—	93.3	93.3

Balance at September 30, 2017	$36.2	131.9	$1.3	$1,765.7	$279.1	$(334.1)	$1,712.0

See accompanying notes to the condensed consolidated financial statements.

VWR Corporation and subsidiaries

Condensed consolidated statements of cash flows (unaudited)

	Nine months ended September 30,
(in millions)	2017	2016
Cash flows from operating activities:
Net income	$124.6	$121.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	108.8	96.5
Deferred income tax (benefit) provision	(27.5)	15.9
Stock-based compensation expense	9.7	6.1
Other, net	0.9	8.5
Changes in working capital, net of business acquisitions:
Trade accounts receivable	(38.4)	(29.8)
Inventories	(12.3)	(30.0)
Accounts payable	5.9	(34.4)
Other assets and liabilities	30.6	32.1

Net cash provided by operating activities	202.3	186.1

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(197.3)	(60.8)
Capital expenditures	(43.0)	(45.5)
Other investing activities	6.1	—

Net cash used in investing activities	(234.2)	(106.3)

Cash flows from financing activities:
Proceeds from debt	714.2	483.7
Repayment of debt	(708.6)	(497.1)
Payment to Varietal under ITRA	(27.7)	(78.1)
Payment of contingent consideration	(21.4)	(4.2)
Net change in bank overdrafts	0.9	16.2
Proceeds from settlement of interest rate swaps	9.7	—
Other financing activities	5.0	1.3

Net cash used in financing activities	(27.9)	(78.2)

Effect of exchange rate changes on cash	11.4	3.8

Net (decrease) increase in cash and cash equivalents	(48.4)	5.4
Cash and cash equivalents at beginning of period	168.7	136.3

Cash and cash equivalents at end of period	$120.3	$141.7

Supplemental disclosures of cash flow information:
Cash paid for interest	$50.9	$54.7
Cash paid for income taxes, net	64.3	51.5

See accompanying notes to the condensed consolidated financial statements.

VWR Corporation and subsidiaries

Notes to the condensed consolidated financial statements (unaudited)

1.	Nature of operations and basis of presentation

We are a leading global independent provider of product and service solutions to laboratory and production customers with significant market positions in Europe and North America. We offer a broad portfolio of branded and private label laboratory products, a full range of value-added services and custom manufacturing capabilities to meet our customers’ needs. Services represent a growing but currently small portion of our overall net sales.

Pending merger with Avantor

In May 2017, we entered into an agreement and plan of merger with Avantor pursuant to which each issued and outstanding share of our common stock will be exchanged for $33.25. In July 2017, our stockholders voted to approve and adopt the merger agreement. The completion of the merger is subject to certain regulatory approvals and other customary closing conditions and is expected to occur in mid to late fourth quarter of 2017.

The merger agreement resulted in a number of changes to our commitments and contingencies, and we expect to incur significant costs related to the pending merger, each as discussed further in Note 8.

Basis of presentation

We report financial results for two segments organized by geographic region: the Americas and EMEA-APAC.

The condensed consolidated financial statements have been prepared on the basis that we will continue to operate as a separate company from Avantor for the foreseeable future. Specifically:

•	Assets and liabilities have been presented as current or noncurrent, and forward-looking disclosures have been prepared, on the same basis as prior periods; and

•	Significant commitments and contingencies related to the merger, as discussed further in Note 8, have been disclosed but not recognized.

We have prepared these condensed consolidated financial statements without audit pursuant to the rules and regulations of the SEC. Certain information normally included in financial statements prepared in accordance with GAAP has been condensed or omitted pursuant to such rules and regulations. The financial information presented herein reflects all adjustments (consisting only of normal, recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results for interim periods are not necessarily indicative of the results to be expected for the full year.

We believe that the disclosures included herein are adequate to make the information presented not misleading in any material respect when read in conjunction with the audited consolidated financial statements and notes thereto included in our Annual Report. Those audited consolidated financial statements include a summary of our significant accounting policies, to which there have been no material changes.

Principles of consolidation

The accompanying condensed consolidated financial statements include the accounts of VWR Corporation and the redeemable equity of Varietal, each after the elimination of intercompany balances and transactions.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, expense, income and loss during the reporting period. Actual results could differ significantly from those estimates.

2.	New accounting standards

In March 2017, the FASB issued new guidance about the presentation of the components of net periodic pension cost. The new guidance would require us to classify service cost as SG&A expense, interest cost as interest expense and the other components of net periodic pension cost as other income (expense), net. We would expect no change to income before income taxes or net income and would adopt the new guidance retrospectively beginning in the first quarter of 2018.

In February 2016, the FASB issued comprehensive new guidance about leases. Under the new guidance, most leases would be recognized on our consolidated balance sheet as liabilities with corresponding right-of-use assets. The new guidance carries forward a similar method of expense recognition for lessees. The new guidance would be effective for us beginning in the first quarter of 2019, with early adoption permitted, and would be adopted using a modified retrospective approach. We would expect this new guidance to result in a significant increase to our assets and liabilities.

In May 2014, the FASB issued comprehensive new revenue recognition guidance. The guidance provides a new model for revenue recognition that supersedes most current guidance and requires more disclosures about revenue including the components of revenue that are communicated to investors. The new guidance would be effective for us beginning in the first quarter of 2018 and could be adopted using either a full retrospective or a modified retrospective approach. We would expect the new recognition model to primarily impact only certain portions of our business and to result in expanded disclosures. We would not expect a material change to our results upon adoption; however, our evaluation is not yet complete. As part of the adoption we would evaluate the need for any changes to our internal control over financial reporting. We would adopt the new standard using the modified retrospective method.

There were no other new accounting standards that we would expect to have a material impact to our financial position or results of operations upon adoption.

3.	Earnings per share

The following table presents information about basic and diluted earnings per share:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Reconciliation of weighted average shares outstanding:
Basic	131.8	131.5	131.7	131.4
Dilutive effect of stock-based instruments	1.3	0.4	0.9	0.3

Diluted	133.1	131.9	132.6	131.7

Number of anti-dilutive instruments excluded from dilutive effect	1.4	2.1	3.1	3.9

4.	Acquisitions

During the nine months ended September 30, 2017, we acquired three businesses for $197.3 million, net of cash acquired. Except for their effects on investing cash flow and leasing (see Note 12), none of these acquisitions, nor their related costs, were material individually or in the aggregate to our results of operations or financial condition.

5.	Goodwill and other intangible assets, net

The following tables present information about goodwill by segment:

(in millions)	Americas	EMEA-APAC	Total
Balance at December 31, 2016	$1,114.1	$729.9	$1,844.0
Acquisitions	88.5	18.9	107.4
Currency translation	7.0	86.4	93.4

Balance at September 30, 2017	$1,209.6	$835.2	$2,044.8

	September 30, 2017			December 31, 2016
(in millions)	Gross carrying amount	Accumulated impairment losses	Net carrying amount	Gross carrying amount	Accumulated impairment losses	Net carrying amount
Americas	$1,416.2	$206.6	$1,209.6	$1,320.7	$206.6	$1,114.1
EMEA-APAC	835.2	—	835.2	729.9	—	729.9

Total	$2,251.4	$206.6	$2,044.8	$2,050.6	$206.6	$1,844.0

The following table presents the components of other intangible assets:

	September 30, 2017			December 31, 2016
(in millions)	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Customer relationships	$1,541.2	$741.7	$799.5	$1,413.0	$651.3	$761.7
Other	73.3	27.7	45.6	49.7	20.1	29.6

Amortizable intangible assets	1,614.5	769.4	845.1	1,462.7	671.4	791.3
Indefinite-lived trademarks and tradenames	642.9	—	642.9	616.5	—	616.5

Other intangible assets	$2,257.4	$769.4	$1,488.0	$2,079.2	$671.4	$1,407.8

Amortization expense was $23.9 million and $21.4 million for the three months ended September 30, 2017 and 2016, respectively, and $69.5 million and $63.7 million for the nine months ended September 30, 2017 and 2016, respectively.

The following table presents estimated future amortization expense at September 30, 2017:

(in millions)
Remainder of 2017	$23.9
2018	93.8
2019	92.1
2020	90.7
2021	86.5
Thereafter	458.1

Total	$845.1

6.	Debt

The following table presents information about debt:

	September 30, 2017			December 31, 2016
(dollars in millions)	Interest terms	Rate	Amount
Accounts receivable securitization facility	LIBOR plus 1.15%	2.38%	$163.9	$163.9
Senior credit facility:
Multi-currency revolving loan facility	Variable	3.36%	83.7	31.6
Term A loan, net of discount of $3.9 and $4.8	LIBOR plus 2.00%	3.24%	826.6	859.7
Term B loan, net of discount of $3.8 and $4.4	EURIBOR plus 3.00%	3.00%	471.6	423.8
4.625% senior notes, net of discount of $6.3 and $7.0	Fixed rate	4.63%	588.6	524.9
Capital lease obligations			45.6	13.1

Total debt			$2,180.0	$2,017.0

Classification on condensed consolidated balance sheets:
Current portion of debt			$320.2	$250.1
Debt, net of current portion			1,859.8	1,766.9

Total debt			$2,180.0	$2,017.0

Borrowings under the accounts receivable securitization facility and the multi-currency revolving loan facility are included in the current portion of debt because we frequently borrow from and repay them to satisfy short term cash requirements; we are not required to repay those borrowings until maturity of the instruments.

Under the pending merger agreement (see Note 1), we would be required to redeem or repay most of our debt. We may redeem the 4.625% senior notes at 102.3125% plus the present value of interest through April 15, 2018, and we must offer to redeem them at 101% following certain specific types of change of control.

In 2016, we entered into a contract to swap LIBOR for fixed interest rates on a portion of our term A loan, and in September 2017, we settled that contract. See Note 7.

The following table presents availability under credit facilities at September 30, 2017:

(in millions)	Accounts receivable securitization facility	Multi- currency revolving loan facility	Total
Maximum availability	$175.0	$250.0	$425.0
Current availability	$175.0	$250.0	$425.0
Undrawn letters of credit outstanding	(10.9)	(1.8)	(12.7)
Outstanding borrowings	(163.9)	(83.7)	(247.6)

Unused availability	$0.2	$164.5	$164.7

Current availability under the accounts receivable securitization facility depends upon maintaining a sufficient borrowing base of eligible trade accounts receivable. At September 30, 2017, $268.2 million of trade accounts receivable were pledged as collateral under the facility.

7.	Financial instruments and fair value measurements

Our financial instruments include cash and cash equivalents, trade accounts receivable, accounts payable, debt, contingent consideration liabilities and an amount due to Varietal under the ITRA. Except for the amount due to Varietal and the contingent consideration liabilities, these financial instruments are held or issued by a number of institutions, which reduces the risk of material non-performance.

Assets and liabilities for which fair value is only disclosed

The carrying amount of cash and cash equivalents is the same as its fair value and is a Level 1 measurement. The carrying amounts for trade accounts receivable and accounts payable approximate fair value due to their short-term nature and are Level 2 measurements.

The following table presents the carrying amounts and fair values of debt instruments:

	September 30, 2017		December 31, 2016
(in millions)	Carrying amount	Fair value	Carrying amount	Fair value
Accounts receivable securitization facility	$163.9	$163.9	$163.9	$163.9
Senior credit facility:
Multi-currency revolving loan facility	83.7	83.7	31.6	31.6
Term A loan	826.6	830.5	859.7	856.4
Term B loan	471.6	475.4	423.8	431.9
4.625% senior notes	588.6	622.1	524.9	553.9
Capital lease obligations	45.6	45.6	13.1	13.1

The fair values of debt instruments are based on standard pricing models that take into account the present value of future cash flows, which are Level 2 measurements.

At September 30, 2017 and December 31, 2016, the amount due to Varietal under the ITRA had carrying amounts of $57.3 million and $85.0 million, respectively, and fair values of $56.2 million and $82.9 million, respectively. The fair values were estimated using a combination of observable and unobservable inputs following an income-based approach, a Level 3 measurement.

Recurring fair value measurements with significant unobservable inputs

Certain of the business acquisitions we completed entitle the sellers to contingent consideration if earnings targets are met during a period of time following the acquisition. See Note 8 for certain developments related to the pending merger with Avantor.

The following table presents changes in contingent consideration liabilities:

(in millions)	Nine months ended September 30, 2017
Beginning balance	$34.7
Acquisitions	22.1
Income from changes to estimated fair value	(0.8)
Cash payments	(26.2)
Currency translation	0.9

Ending balance	$30.7

We estimate the fair value of contingent consideration using the average of probability-weighted potential earn-out payments specified in the purchase agreements, a Level 3 measurement, ranging in the aggregate from approximately $0 million to $37 million for all open earn-outs at September 30, 2017. The significant assumptions used in these calculations include forecasted results and the estimated likelihood for each performance scenario.

Derivative instruments and hedging activities

We engage in hedging activities to manage specific risks according to our strategies, as summarized below, which may change from time to time:

•

Cash flow hedging — Until September 2017, we hedged the variable base interest rate of a portion of our term A loan using interest rate swaps to reduce our exposure to changes in variable interest rates;

•

Net investment hedging — We hedge a portion of our net investment in euro-denominated foreign operations using our 4.625% senior notes and a portion of our term B loan to reduce the earnings impact of changes in foreign currency exchange rates;

•

Economic hedge — We experience opposite foreign currency exchange rate effects related to a euro-denominated intercompany loan and the unhedged portion of our term B loan. The currency effects for these non-derivative instruments are recorded through earnings in the period of change and substantially offset one another; and

•

Other hedging activities — Some of our subsidiaries hedge short-term foreign-denominated business transactions and intercompany financing transactions using foreign currency forward contracts. No additional disclosures are provided for these activities because they were not material to our financial statements.

Cash flow and net investment hedging

Until September 2017, we were party to two interest rate swaps designated as cash flow hedges of the variable LIBOR rate on $500.0 million of our term A loan. Those swaps exchanged the variable LIBOR rate for an approximately 1% fixed rate and would have matured on September 28, 2020. Those hedges were fully effective.

As a result, changes to the fair value of the interest rate swaps, which otherwise would have been recognized in earnings, were deferred to AOCI. In September 2017, we discontinued hedge accounting, settled the interest rate swaps and received $9.7 million which we classified as a financing cash inflow. We determined that the hedged future interest payments were no longer probable of occurring because the term A loan will be repaid in connection with the merger, so we reclassified all of the related AOCI into non-operating income (see Note 13).

We have designated €356.0 million of our term B loan and all €503.8 million of our 4.625% senior notes as hedges to protect a portion of our net investment in foreign operations from the impact of changes in the euro to U.S. dollar exchange rate. As a result of these hedge designations, the foreign currency changes on the debt instruments, which otherwise would be recognized in earnings, are deferred to AOCI and equally offset the foreign currency changes on the hedged portion of our net investment. These hedges have no other impact to our financial position, financial performance or cash flows.

The following table presents the balance sheet classification and fair values of these instruments, all of which are Level 2 measurements:

(in millions)	Balance sheet classification	September 30, 2017	December 31, 2016
Cash flow hedging:
Interest rate swaps	Other assets	$—	$11.2
Net investment hedging:
Portion of term B loan	Debt, net of current portion	418.4	379.2
4.625% senior notes	Debt, net of current portion	622.1	553.9

The following table presents the net unrealized gain (loss) deferred to AOCI for these instruments:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Cash flow hedging:
Interest rate swaps	$(0.6)	$2.5	$(1.6)	$(2.9)
Net investment hedging:
Portion of net investment in foreign operations	34.3	12.6	107.2	33.7
Portion of term B loan	(14.3)	(5.6)	(44.5)	(14.5)
4.625% senior notes	(20.0)	(7.0)	(62.7)	(19.2)

The following table presents the net gain (loss) reclassified from AOCI into earnings for these instruments:

		Three months ended September 30,		Nine months ended September 30,
(in millions)	Income statement classification	2017	2016	2017	2016
Interest rate swaps	Interest expense	$0.2	$(0.5)	$(0.1)	$(0.9)
	Other income (expense), net	9.7	—	9.7	—

All of these hedges were fully effective for the periods presented.

8.	Commitments and contingencies

Pending merger

The merger agreement, as discussed in Note 1, resulted in a number of changes to our commitments and contingencies, summarized as follows:

•	Stock-based compensation — Upon completion of the merger, all of our stock-based awards would be exchanged for cash. See Note 9.

•

Merger costs — Upon completion of the merger, we would be required to pay a financial advisor approximately $28 million related to its assessment of the fairness of the merger consideration to our stockholders. We estimate that we will incur other professional costs ranging from $5 to $12 million.

•

Associate retention plans — In contemplation of the pending merger, we adopted two retention plans that authorize us to pay up to $40.0 million to management in exchange for continuing service through May 4, 2018. Under those plans, up to $25.0 million is payable on the earlier of (i) May 4, 2018 or (ii) the date an associate is terminated by us other than for cause, due to death or disability or leaves for good reason, each as defined in the plan and subject to certain changes if the merger is not completed. In the event that U.S. federal excise taxes become due from certain executives, up to an additional $15.0 million is payable to them to keep them in the same position as if no excise tax had applied.

•

Amount due to Varietal under ITRA — Upon completion of the merger, the amount due to Varietal under the ITRA would be $56.2 million, which is less than its carrying amount and would result in a $1.1 million gain. See Note 15.

•

Contingent consideration for business acquisitions — Upon completion of the merger, $15.0 million of previously recognized contingent consideration for a business acquisition would become immediately payable. Other contingent consideration remains payable according to the original terms. See Note 7.

•

Termination clause — The merger agreement provides Avantor and us certain termination rights. We would be required to pay Avantor a termination fee of $85.0 million for the acceptance of a takeover proposal and $170.0 million for acceptance of a superior proposal or the occurrence of an adverse recommendation. We would be entitled to receive a fee of $300.0 million from Avantor for certain actions taken by regulators or certain failures of Avantor to satisfy conditions of the merger agreement.

We expect to incur significant costs for these items and other professional costs related to the pending merger, $8.1 million and $18.4 million of which was recognized for the three and nine months ended September 30, 2017, respectively. We determined that none of the above items that are contingent upon completion of the pending merger met the threshold for recognition under GAAP at September 30, 2017. The associate retention plans, which are not contingent on the completion of the merger, are being recognized as expense on a straight-line basis over the requisite service period and are included in the merger-related costs. The other professional costs have been accrued at our current best estimate of $5.0 million and are included in the merger-related costs.

Other matters

Our business involves risk of product liability, patent infringement and other claims in the ordinary course of business arising from the products that we source from various manufacturers or produce ourselves, as well as from the services we provide. Our exposure to such claims may increase as we seek to increase the geographic scope of our sourcing activities and sales of private label products and to the extent that we expand our manufacturing operations or service offerings. We maintain insurance policies, including product liability insurance, and in many cases the manufacturers of the products we distribute have indemnified us against such claims. We cannot assure you that our insurance coverage or indemnification agreements with manufacturers will be available in all pending or any future cases brought against us. Furthermore, our ability to recover under any insurance or indemnification arrangements is subject to the financial viability of our insurers, our manufacturers and our manufacturers’ insurers, as well as legal enforcement under the local laws governing the arrangements. In particular, as we seek to expand our sourcing from manufacturers in the Asia-Pacific region and other developing locations, we expect that we will increase our exposure to potential defaults under the related indemnification arrangements. Insurance coverage in general or coverage for certain types of liabilities, such as product liability or patent infringement in these developing markets may not be readily available for purchase or cost-effective for us to purchase. Furthermore, insurance for liability relating to asbestos, lead and silica exposure is not available, and we do not maintain insurance for product recalls. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material adverse effect on our business, financial condition and results of operations.

We are also involved in various disputes, litigation and regulatory matters incidental to our business, including employment matters, commercial disputes, government contract compliance matters, disputes regarding environmental clean-up costs, and other matters arising out of the normal conduct of our business. We intend to vigorously defend ourselves in such matters. From time to time, we are named as a defendant in cases as a result of our distribution of laboratory supplies, including litigation resulting from the alleged prior distribution of products containing asbestos by certain of our predecessors or acquired companies. While the impact of these disputes or litigation has historically been immaterial, and we believe the range of reasonably possible loss from current matters continues to be immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future.

The employment agreements with our executive officers include provisions for the payment of severance and continuing health benefits following termination without cause or resignation for good reason, as those terms are defined in the employment agreements. The aggregate of potential payments for all executive officers under these provisions was $11.2 million at September 30, 2017.

9.	Stock-based compensation

The following table presents detail about stock-based compensation expense, a component of SG&A expenses:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
2014 Plan:
Stock options	$2.9	$2.2	$8.2	$5.7
Restricted stock units	0.6	0.1	1.4	0.2
Other immaterial plans	—	—	0.1	0.2

Total	$3.5	$2.3	$9.7	$6.1

At September 30, 2017, remaining stock-based compensation expense of $27.9 million related to stock options would be recognized over a weighted average period of 2.6 years and $6.9 million related to restricted stock units would be recognized over a weighted average period of 3.2 years.

Under the pending merger agreement (see Note 1), outstanding stock options would be exchanged for the excess of the $33.25 merger price per share over each option’s exercise price, and restricted stock units would be exchanged for the merger price of $33.25 per share.

2014 Plan

The 2014 Plan authorized up to 11.5 million shares of common stock to be issued in the form of stock options, stock appreciation rights, restricted stock or other stock-based awards. At September 30, 2017, 3.7 million shares were available for future issuance. Under the pending merger agreement, no award may be issued prior to its completion or termination, and under the 2014 Plan no award may be granted on or after September 9, 2024.

Stock options

The following table presents information about stock options under the 2014 Plan:

	Nine months ended September 30, 2017
(options and intrinsic values in millions)	Number of stock options	Weighted average exercise price per option	Aggregate intrinsic value	Weighted average remaining term
Outstanding at beginning of period	5.8	$22.80
Granted	1.7	28.26
Exercised	(0.2)	22.08
Forfeited	(0.1)	23.34

Outstanding at end of period	7.2	24.09	$64.7	5.1 years

Expected to vest	4.6	24.98	37.1	5.4 years
Exercisable	2.5	22.35	26.8	4.5 years

In 2017, we granted stock options to management that vest 25% on the first anniversary of the date of grant and 6.25% quarterly thereafter through the fourth anniversary of the date of grant and have a seven-year term.

The following table presents information about the fair value of stock options granted in 2017:

Weighted average grant date fair value	$6.88
Expected stock price volatility	25%
Risk free interest rate	1.71%
Expected dividend rate	nil
Expected life of options	4.6 years

The total fair value of options vested during the nine months ended September 30, 2017 was $9.7 million. Options exercised during the nine months ended September 30, 2017 had intrinsic value of $1.6 million, caused us to realize a tax benefit of $0.5 million and resulted in cash contributions of $3.7 million.

Restricted stock units

The following table presents information about restricted stock units under the 2014 plan:

	Nine months ended September 30, 2017
(units in millions)	Number of units	Weighted average grant date fair value per unit
Nonvested at beginning of period	—	$24.52
Granted	0.3	28.26
Vested	—	24.52
Forfeited	—	28.26

Nonvested at end of period	0.3	28.00

In 2017, we granted restricted stock units to management that vest 25% annually through the fourth anniversary of the date of grant. The fair value of the restricted stock units on the date of grant was equal to the quoted price of our common stock on that date.

10.	Restructuring

In the fourth quarter of 2016, we initiated a restructuring program to achieve additional efficiencies in our operating model and to reduce operating expenses. The program involves selectively realigning personnel, closures of several smaller operations accompanied by consolidation of their operating activities in other business units, and closure or divestiture of certain non-strategic business units. We expect to fully execute the program by early 2018 when operating activity relocations are scheduled to be completed.

The following table presents the charges under this program, substantially all of which are included in SG&A expenses:

(in millions)			September 30, 2017
	Three months ended September 30, 2017	Nine months ended September 30, 2017	Cumulative charges incurred	Expected remaining charges	Total expected charges
Employee severance	$0.7	$4.8	$17.7	$—	$17.7
Facility closure	0.6	1.0	1.4	2.2	3.6
Other	0.1	4.0	11.0	2.7	13.7

Total	$1.4	$9.8	$30.1	$4.9	$35.0

Americas	$1.0	$2.8	$4.6	$0.4	$5.0
EMEA-APAC	0.4	7.0	25.5	4.5	30.0

Total	$1.4	$9.8	$30.1	$4.9	$35.0

Other charges are to write-down the carrying value of net assets of businesses planned for closure or sale under the program and other charges not payable in cash.

The following table presents changes to accrued restructuring charges:

(in millions)	Employee severance	Facility closure	Total
Balance at December 31, 2016	$10.7	$0.4	$11.1
Restructuring charges	4.8	1.0	5.8
Cash payments	(10.3)	(0.5)	(10.8)
Currency translation	0.7	—	0.7

Balance at September 30, 2017	$5.9	$0.9	$6.8

11.	Benefit plans

The following tables present the components of net periodic pension (income) cost:

	U.S. Retirement Plan Three months ended September 30,		German, French and UK Plans Three months ended September 30,
(in millions)	2017	2016	2017	2016
Service cost	$1.4	$0.2	$0.4	$0.4
Interest cost	1.6	1.7	1.0	1.1
Expected return on plan assets	(3.5)	(3.3)	(1.2)	(1.2)
Recognized net actuarial loss	—	—	1.0	0.8

Total	$(0.5)	$(1.4)	$1.2	$1.1

	U.S. Retirement Plan Nine months ended September 30,		German, French and UK Plans Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Service cost	$4.2	$0.5	$1.2	$1.1
Interest cost	4.8	5.1	3.0	3.4
Expected return on plan assets	(10.5)	(9.8)	(3.7)	(3.6)
Recognized net actuarial loss	—	—	3.0	2.5

Total	$(1.5)	$(4.2)	$3.5	$3.4

During the nine months ended September 30, 2017, we made no contributions to the U.S. Retirement Plan and $1.7 million of aggregate contributions to the German, French and UK Plans. For the remainder of 2017, we expect to make no contributions to the U.S. Retirement Plan and aggregate contributions of $3.1 million to the German, French and UK Plans.

12.	Leases

The following table presents future minimum lease payments for a business acquired in the first quarter of 2017:

	September 30, 2017
(in millions)	Capital leases	Operating leases
Remainder of 2017	$0.7	$0.1
2018	2.7	0.4
2019	2.6	0.4
2020	2.8	0.4
2021	2.9	0.2
Thereafter	57.3	4.4

Total minimum payments	69.0	$5.9

Imputed interest	36.6

Present value of minimum lease payments	$32.4

Assets under capital leases for that business were $32.5 million with $0.8 million of accumulated depreciation at September 30, 2017. The capital lease assets are recorded in property and equipment, net, and the capital lease obligations are recorded in debt.

13.	Other income or expense, net

The following table presents the components of other income (expense), net:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Net foreign currency remeasurement loss from financing activities	$(1.4)	$(0.4)	$(5.0)	$(0.9)
Gain on settlement of interest rate swaps (Note 7)	9.7	—	9.7	—
Other, net	—	—	0.1	—

Total	$8.3	$(0.4)	$4.8	$(0.9)

14.	Comprehensive income or loss

The following table presents changes in the components of AOCI, net of tax:

(in millions)	Foreign currency translation	Derivative instruments	Defined benefit plans	Total
Balance at December 31, 2016	$(386.5)	$8.8	$(49.7)	$(427.4)
Net unrealized gain (loss) arising during the period	99.8	(3.3)	—	96.5
Reclassification of net (gain) loss into earnings	—	(5.9)	2.7	(3.2)

Balance at September 30, 2017	$(286.7)	$(0.4)	$(47.0)	$(334.1)

The following table presents the reclassification of net (gain) loss from AOCI into earnings:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Derivative instruments:
Cost of goods sold	$0.8	$(1.1)	$0.1	$(2.3)
Selling, general and administrative expenses	(0.1)	—	(0.2)	—
Interest expense	(0.2)	0.5	0.1	0.9
Other income or expense, net	(9.7)	—	(9.7)	—
Income tax provision	3.6	0.1	3.8	0.1

Net income	$(5.6)	$(0.5)	$(5.9)	$(1.3)

Defined benefit plans:
Selling, general and administrative expenses	$1.0	$0.6	$3.8	$2.3
Income tax provision	(0.3)	(0.3)	(1.1)	(0.8)

Net income	$0.7	$0.3	$2.7	$1.5

The following table presents the income tax effects of the components of comprehensive income or loss:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Foreign currency translation:
Net unrealized income tax benefit arising during the period	$13.4	$5.0	$41.8	$13.2
Derivative instruments:
Net unrealized income tax benefit (provision) arising during the period	0.4	(1.6)	1.4	0.6
Net reclassification of income tax provision into earnings	3.6	0.1	3.8	0.1
Defined benefit plans:
Net reclassification of income tax benefit into earnings	(0.3)	(0.3)	(1.1)	(0.8)

15.	Related party transactions

Due to Varietal — ITRA

We are party to an ITRA with Varietal. The ITRA provides for the payment of most of the cash savings in U.S. federal, state and local income tax realized as a result of utilizing net operating losses that were generated in periods prior to our initial public offering. Varietal will not reimburse us for any payments previously made under the ITRA if such benefits are subsequently disallowed.

We made a payment under the ITRA of $27.7 million during the first quarter of 2017. At September 30, 2017, the remaining amount due to Varietal under the ITRA was $57.3 million, $26.0 million of which is classified as current and represents our estimate of the payment that will become due in March 2018.

In connection with the pending merger, the ITRA would become immediately payable. See Note 8.

16.	Segment financial information

The following table presents segment financial information:

	Three months ended September 30,		Nine months ended September 30,
(in millions)	2017	2016	2017	2016
Net sales:
Americas	$717.6	$707.7	$2,136.8	$2,069.3
EMEA-APAC	477.6	428.4	1,372.8	1,314.6

Total	$1,195.2	$1,136.1	$3,509.6	$3,383.9

Operating income:
Americas	$42.2	$47.2	$126.3	$134.2
EMEA-APAC	40.9	36.0	119.0	113.3

Total	$83.1	$83.2	$245.3	$247.5

The amounts above exclude inter-segment activity. All of the net sales for each segment are from external customers. We determined that disclosing net sales for each group of similar customers, products and services would be impracticable.